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Exhibit 10.3

FORM OF MANAGEMENT AGREEMENT

        This MANAGEMENT AGREEMENT (the "Agreement") made as of this             day of                        , by and between Regal Cinemas, Inc., a Tennessee corporation ("Manager") and United Artists Theatre Circuit, a Maryland corporation ("Owner").

RECITALS

        WHEREAS, Manager owns, manages and operates a chain of motion picture theatres;

        WHEREAS, Owner owns, manages and operates a chain of motion picture theatres (all such theatres together with all future owned or leased theatres, the "Theatres"); and

        WHEREAS, Owner desires to receive financial, operational and management consulting and other management services from Manager and Manager desires to provide such services to Owner upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter contained, the parties agree with each other as follows:

        1.    Engagement; Management Standards. Owner hereby employs and engages Manager as the exclusive provider of the financial, operational and management services described herein, and Manager hereby agrees to provide financial, operational and management services to Owner, all on the terms and subject to the conditions set forth below. In consideration of Manager's agreement to provide such services, Owner hereby appoints Manager as its attorney-in-fact with all legal rights and powers that Manager deems necessary or appropriate in order to perform the services described herein, subject to the limitations set forth in Section 11 hereof. Manager shall use its commercially reasonable efforts to perform its obligations hereunder with the same degree of professional competence and in accordance with the standard of care that Manager employs in the management and operation of the theatres owned or operated by Regal Cinemas, Inc.

        2.    Services of Manager. For all of the Theatres, Manager shall render the following services, and such services shall include, subject to the limitations set forth in Section 11 hereof, all items incidental or necessary to performing the such services and to operating a theatre company, including negotiating with all third party providers of goods, services, intellectual property, etc. (collectively, the "Services"):

          (a)  Advertising & Marketing: except as provided for pursuant to that certain Services Agreement dated                        , 2002 between Regal CineMedia Corporation, a Delaware corporation, and Owner, development, implementation and oversight of the advertising and marketing strategies of the Theatres, including determining advertising policies; placing movie and show time advertisements in newspapers; negotiation and monitoring contracts related to movie and show time advertisements; marketing and promoting new theatres, existing theatres and special events; placing marketing and promotional materials in selected media and the negotiation and monitoring of contracts related thereto; formulating, implementing and promoting special offers including gift certificates, special rate promotions, etc.; development and implementation of all media and public relations, including all charity and community involvement programs;

          (b)  Film: development, implementation and oversight of the film-related matters of the Theatres, including maintaining relationships with movie studios and motion picture distributors, reviewing and monitoring motion pictures; obtaining and negotiating licenses for exhibition of motion pictures, including price, terms and conditions of studio contracts; monitoring compliance with film license agreements; determining bookings for motion pictures, including placement in theatres and auditoriums and the duration of each film's exhibition in an auditorium;

          (c)  Operations: development, implementation and oversight of the overall operations of the Theatres, including hiring and firing of management employees; managing management and theatre employees; serving as the employer and paymaster for all employees; determining proper staffing levels; monitoring overall theatre performance, including collections and revenues; monitoring sale of concession items; monitoring ticket sales; contracting for video games and other in-theatre entertainment; monitoring theatre upkeep and maintenance and coordinating construction, maintenance and repairs with the purchasing and concession functions; negotiating and paying utilities and basic services, including electricity, water, HVAC, cleaning, trash removal, snow removal, etc.;

          (d)  Purchasing & Concessions: development, implementation and oversight of the purchasing and concession functions of the Theatres, including maintaining relationships with concession suppliers; negotiating and monitoring terms and conditions of distribution agreements; monitoring supply of concession goods; providing or contracting for the provision of technical services including with respect to projector and screens; purchasing materials and services for theatre upkeep and maintenance;

          (e)  Security: development, implementation and oversight of the security of the Theatres, including investigating misfeasance and malfeasance in theatres, including theft, robbery and other criminal behavior; monitoring ticket and concession sales; providing in-theatre monitoring services;

          (f)    Real Estate & Property Development: development, implementation and oversight of the real estate and property development and disposition strategy of the Theatres, including exploring opportunities for new theatre locations; negotiating with brokers for development and leases, including entering into agreements as agent; providing advisory services regarding demographic analysis; facilitating property dispositions

          (g)  Property Management: development, implementation and oversight of the property management strategy of the Theatres, including maintaining relationships with landlords; monitoring lease terms and conditions and compliance therewith, including oversight lease modifications and amendments and entering into agreements as agent; interacting with taxing authorities;

          (h)  Human Resources & Insurance: development, implementation and oversight of the human resources and insurance strategies of the Theatres, including establishing and maintaining policies related to employment, personnel and compensation; performing background checks and other investigations as necessary; handling matters related to employer-employee disputes; addressing (in conjunction with counsel) all complaints and legal actions arising from the operations of the Theatres; administering payroll, including calculation of applicable tax and other withholdings; maintaining adequate levels of insurance for property, casualty, general liability, director & officer, etc.;

          (i)    Training: development, implementation and oversight of the training functions of the Theatres, including training of management and theatre level personnel with respect to operations, systems and policies;

          (j)    Finance & Accounting: development, implementation and oversight of the finance and accounting functions of the Theatres, including selecting and implementing accounting policies; developing, administering and maintaining systems to monitor revenues and expenditures; administering accounts payable; administering recurring cash transfers; administering and maintaining general ledger trial balance, balance sheet, income statement and certain other reports by accounting category; maintaining all accounting records supporting Owner financial statements; preparing period reconciliations and associated period end journal entries for all balance sheet accounts; preparing budgets and forecasting; and

          (k)  Management Information Systems: development, implementation and oversight of the management information systems of the Theatres, including providing, installing and testing hardware and software; developing, installing, monitoring and maintaining a wide area network; developing, installing, monitoring and maintaining a central reporting system; providing technical support and "help-desk" support to all departments; providing office supplies, including telephones, photocopiers, facsimile services.

        3.    Fees. The fees for the Services shall be determined as follows: an amount equal to three percent (3%) of the Adjusted Gross Revenues (as defined below) (the "Management Fees"). "Adjusted Gross Revenues" shall mean the Gross Revenues for a particular period less admissions taxes imposed on admissions receipts for such period and any other taxes for such period imposed by any lawful taxing authority. "Gross Revenues" shall mean for a particular period the gross revenues of the Theatres from whatever source, including box office receipts, special event revenues, concessions, game machines, etc.

        4.    Payment of Fees. As a part of the Services, Manager shall collect all Gross Revenues from the Theatres operations. On a monthly basis, Manager shall deduct the Management Fees and provide detailed back-up to Owner of the Management Fees incurred. If in any month, Gross Revenues are insufficient to satisfy the Management Fees, Manager shall invoice Owner for the amount of such shortfall, and owner shall pay such invoice within ten (10) days after receipt. In addition to such payments, Owner shall, upon execution of this Agreement, pay Manager a one-time fee (the "Initial Fee") of $                  in consideration of Services provided by Manager to Owner prior to the date of this Agreement. The Initial Fee shall be calculated in the manner set forth in Section 3 above for the period during which Manager provided Services to Owner prior to the date of this Agreement.

        5.    Term. The term of this Agreement shall commence on the date hereof and shall continue for one year; provided, however, that Owner shall have the right to terminate this Agreement if Manager materially breaches any material provision hereof and does not cure such breach within 30 days of the date of written notice from Owner thereof. After such initial term, this agreement shall automatically renew for additional continuous one year terms unless either party delivers written notice of its intent to terminate this Agreement at least 30 days prior to the end of the then current term. Notwithstanding the foregoing, either party may terminate this agreement for any or no reason upon 60 days written notice to the other party. For the period from the date hereof through December 31, 2002, Manager shall provide the Services in conjunction with existing management and systems in place at Owner; provided, however, by January 1, 2003 Manager shall use its reasonable efforts to be solely responsible for the Services.

        6.    Ownership of Information; Segregation of Operations.

          (a)  Ownership of Information. Owner shall provide to Manager all information necessary for Manager to provide the Services. Owner shall remain the owner of all proprietary information disclosed by it to Manager to assist Manager in the provision of the Services, including all financial and other data and including all patent, copyright, trademark, trade secret and other proprietary rights and interests therein, and Manager recognizes and agrees that nothing in this Agreement shall be construed as granting any rights, by license or otherwise, in or to any proprietary information. Manager shall refrain from disclosing any of Owner's confidential or proprietary information to any unaffiliated third party (except to accountants, attorneys and other advisers with a need to know such information and who are bound by similar restrictions on disclosure), except as otherwise required by law (including securities laws and regulations).

          (b)  Segregation of Operations. For so long as the credit arrangements, bond indentures or other similar arrangements at Manager or Owner remain in place or for such longer time as Manager shall deem necessary or advisable, Manager shall use reasonable efforts to segregate the operations of the Theatres, including maintenance of separate bank accounts, payroll accounts, financial data, etc.

        7.    Representations & Warranties Each of Manager and Owner represents and warrants that:

          (a)  Organization, Standing and Power. It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. It is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

          (b)  Authority. It has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by it, the consummation by it of the transactions contemplated hereby and the performance by it of its obligations hereunder has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by it and (assuming the valid authorization, execution and delivery of this Agreement by the other party hereto) constitutes the valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors rights generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c)  Consents and Approvals; No Violation. The execution and delivery of this Agreement by it does not, and performance hereunder will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination under, or accelerate the performance required by, under any provision of: (i) any law, statute, rule, regulation or judicial or administrative decision; (ii) its certificate of incorporation, bylaws or other organizational or governing documents; (iii) any mortgage, deed of trust, lease, note, stockholders' agreement, bond, indenture, contract or other material instrument or agreement; or (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator relating to it.

        8.    Excusable Delays.

          (a)  The phrase "Force Majeure Event" shall mean any cause, contingency or circumstance that renders a party unable, wholly or in part, to perform its obligations under this Agreement, and that is not within the reasonable control of or due to the negligence or fault of such party, including: forces of nature, acts of G            d, acts of public enemy, sabotage, acts, regulations, legislation or binding orders of any federal, state or local government or authority, embargoes, export or import restrictions or rationing or allocation, fires, floods, landslides, lightning, ice storms or other disasters, other unusually severe weather conditions, earthquakes; chemical contamination; epidemics, plague, quarantines. Notwithstanding the foregoing, in no event shall any of the following be considered a Force Majeure Event for purposes of this Agreement: (i) changes in market conditions; (ii) equipment failures, unless caused by a Force Majeure Event; and (iii) strikes, walkouts, lockouts, work stoppages, other labor disputes, or industrial disturbances.

          (b)  In the event that that party is rendered unable, wholly or in part, by a Force Majeure Event to perform its obligations under this Agreement, and if the party so affected gives notice (including reasonably full details) of such Force Majeure Event in writing to the other party as soon as practicable but in no event later than two (2) days after the occurrence of such Force Majeure Event, then the obligations of the party affected by the Force Majeure Event (other than payment obligations, which shall not be suspended or excused), so far as and to the extent that the obligations are affected by such Force Majeure Event, shall be suspended during the continuation of such Force Majeure Event until performance is no longer affected by such Force Majeure

  Event. Notwithstanding the foregoing, (i) a party affected by a Force Majeure Event shall use all reasonable efforts to mitigate and ameliorate the adverse effects thereof, and such party's obligations shall not be suspended pursuant to this Section 8 to the extent that such efforts, if made, would have mitigated or ameliorated such adverse effects, and (ii) the obligations of such party shall not be suspended pursuant to this Section 8 to the extent that performance of such obligations were due before the occurrence of the Force Majeure Event.

          (c)  The party seeking to have its obligations suspended because of a Force Majeure Event shall have the burden of proving the existence, duration, and adverse effect of such Force Majeure Event. The party affected by a Force Majeure Event shall promptly notify the other party of the cessation of such Force Majeure Event. Owner shall have no obligations to pay Manager for those Services not provided as a result of a Force Majeure Event affecting Manager. Manager and Owner shall have the right to terminate this Agreement if a Force Majeure Event substantially disabled Manager's ability to perform its obligations hereunder for a period of at least sixty (60) days.

        9.    Indemnification.

          (a)  Neither Manager nor any of its officers, directors or agents shall be liable to Owner for any act or omission based upon errors of judgment or other error in connection with the business or affairs of Owner so long as the person against whom liability is asserted acted within the scope of his or her authority under this Agreement, but only if such action or failure to act does not constitute illegal conduct. Manager agrees to indemnify and hold harmless Owner and its subsidiaries, the respective directors, officers, agents, employees and legal representatives of Owner and its subsidiaries and each person, if any, controlling Owner or any of its subsidiaries (other than Manager) from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees) ("Losses"), caused by, related to or arising out of (i) a material breach by Manager of its obligations hereunder or (ii) the gross negligence, bad faith or willful misconduct of Manager in connection with Manager acting for, or providing Services to, Owner pursuant to this Agreement, and, upon the entry of a final judgment by a court of competent jurisdiction entitling Owner to indemnification hereunder, to reimburse Owner and any other parties entitled to be indemnified hereunder for all reasonable expenses (including all interest penalties, legal and other costs and expenses together with any tax thereon) incurred by Owner or any such other indemnified party in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Owner or any other indemnified person is a party. These indemnification and expense reimbursement provisions are in addition to any liability that Manager might otherwise have to Owner or any other person. The foregoing agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

          (b)  Owner agrees to indemnify and hold harmless Manager and its affiliates (other than Owner), the respective directors, officers, agents, employees and legal representatives of Manager and its affiliates (other than Owner) and each person, if any, controlling Manager or any of its affiliates from and against any and all Losses, caused by, related to or arising out of (i) a material breach by Owner of its obligations hereunder or (ii) Manager's provision of the Services under this Agreement (other than any such Losses resulting from the gross negligence, bad faith or willful misconduct of Manager), and, upon the entry of a final judgment by a court of competent jurisdiction entitling Owner to indemnification under, to reimburse Manager and any other parties entitled to be indemnified hereunder for all reasonable expenses (including all interest penalties, legal and other costs and expenses together with any tax thereon) incurred by Manager or any such other indemnified party in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Manager or any other indemnified person is a party. These indemnification and expense reimbursement provisions are in addition to any liability that Owner might otherwise have to Manager or any other person.

          (c)  For purposes of this Section 9, any person or entity entitled to indemnification shall be hereinafter known as an "Indemnified Party" and any person or entity liable to indemnify an Indemnified Party shall be known as an "Indemnifying Party." The Indemnified Party shall notify the Indemnifying Party under Sections 9(a) or 9(b) above as soon as practicable after the Indemnified Party receives notice of or otherwise has actual knowledge of such claim, and shall provide to the Indemnifying Party as soon thereafter as practicable all information and documentation necessary to support and verify the claim being asserted, and the Indemnifying Party shall be given access to all books and records in the possession or control of the Indemnified Party that the Indemnifying Party reasonably determines to be related to such claim.

          (d)  Promptly after receipt by an Indemnified Party of notice of the commencement by any third party of any action, suit or proceeding that might result in the Indemnifying Party becoming obligated to indemnify or make any other payment to the Indemnified Party under this Agreement, the Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party, notify the Indemnifying Party promptly in writing of the commencement thereof. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume the defense of such litigation or proceeding with counsel reasonably satisfactory to the Indemnified Party. In any such litigation or proceeding the defense of which the Indemnifying Party shall have so assumed, the Indemnified Party shall have the right to participate therein and retain its own counsel at its own expense unless (i) the Indemnified Party and the Indemnifying Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such litigation or proceeding (including the impleaded parties) include both the Indemnified Party and the Indemnifying Party, and representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to actual or potential differing interests between them; in either such case, such separate counsel may be retained by the Indemnified Party and the Indemnifying Party's expense, provided that in no event shall the Indemnifying Party be obligated to pay for more than one counsel (in addition to any local counsel) for all such Indemnified Party, unless the representation of all Indemnified Parties by the same counsel would be inappropriate due to actual or potential differing interests between them or each such Indemnified Party is a named party to any such litigation or proceeding. To the extent that the settlement of such an action or proceeding, the defense of which has been assumed by the Indemnifying Party, involves payment of money, the Indemnifying Party shall have the right, in consultation with the Indemnified Party, to settle those aspects dealing only with the payment of money. Notwithstanding the foregoing, in connection with any such defense or settlement, the Indemnifying Party shall not enter into a consent decree involving injunctive or other non-monetary relief or consent to an injunction without the Indemnified Party's written consent, which consent shall not be unreasonably withheld. The Indemnified Party shall cooperate, and shall use its best efforts to cause its employees and the employees of any of its respective subsidiaries to cooperate with the Indemnifying Party in the defense of any action, suit or proceeding assumed by the Indemnifying Party.

          (e)  Each Indemnifying Party's obligation under this Section 9 shall not affect the other party's right to seek any remedy upon a default by the Indemnifying Party under this Agreement.

          (f)    All sums payable by an Indemnifying Party in accordance with this Section 9 shall be paid without any deduction, withholding counter-claim or set-off.

        10.  Publicity; Confidentiality. Each party hereby covenants and agrees that such party shall not, directly or indirectly, make any press release or public notice, announcement, or filing available to the public concerning Manager or Owner, or the intended business of either without prior notice to and consultation with the other party, unless such notice and consultation is impracticable under applicable laws or governmental regulations. It is specifically recognized that the parties may be subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and may, from time to time, be required to make such releases, notices, announcements or filings without the opportunity for prior notice to or reasonable consultation with the other party hereto. Each party covenants and agrees that, unless the other party otherwise consents in advance in writing, and except as otherwise required by an applicable law or governmental regulation, such party shall not, directly or indirectly, disclose to anyone any nonpublic information regarding this Agreement or any of the transactions contemplated hereby.

        11.  Extraordinary Expenditures or Commitments. On not less than a quarterly basis, Manager will keep Owner and the Board of Directors of Owner reasonably informed of the Services being provided hereunder and the Management Fees incurred hereunder. In addition, Manager shall provide, promptly upon request therefor by Owner's Board of Directors, such information regarding the Services and Management Fees as shall be reasonably available. In the event Manager determines that any of the Services require the expenditure or other commitment, whether contingent or otherwise, by or on behalf of Owner in excess of $750,000 in any one expenditure or other commitment for such Service or $1,500,000 in the aggregate in any series of related expenditures or other commitments for such Service, Manager shall seek the prior written approval of the Board Directors of Owner; provided, however, that the following expenditures or commitments shall be exempted from such approval requirements: (a) operating expenses and commitments incurred in the ordinary course of business and consistent with past practice (e.g., film licensing transactions with studios and distributors), (b) expenses and commitments incurred pursuant to contracts and other arrangements that have been approved by Owner's Board of Directors, (c) maintenance and upkeep of Theatres and other facilities and (d) expenditures required as a result of an emergency situation, as determined by Manager in its reasonable discretion. Manager shall not dispose of any real or personal property of Owner having a value in excess of $250,000 without the prior written consent of the Board of Directors of Owner.

        12.  Reliance by Third Parties; Further Assurances. All third parties may rely on a document executed by the Manager as binding Owner, and Manager shall be permitted to inform third parties of the rights conferred on Manager pursuant to this Agreement. No third party dealing with Owner shall be required to ascertain whether Manager is acting in accordance with the provisions of this Agreement. If Manager acts without authority, it shall be liable to Owner for any damages arising out of its unauthorized actions. Subject to the provisions of Section 11 of this Agreement, Manager shall have the exclusive power and authority to conduct the business of Owner with respect to the Services; provided, however, that nothing contained in this Agreement shall be deemed to constitute a derogation of the ultimate authority of the Board of Directors of Owner over the business and affairs of Owner, or to prevent such Board of Directors from exercising its authority with respect thereto. Subject to the provisions of Section 11 of this Agreement, Manager is hereby expressly authorized to make all decisions with respect to the Services and to take all actions necessary or reasonably appropriate to carry out such decisions. All documents executed on behalf of Owner with respect to the Services need only be signed by an authorized employee of Manager. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, Owner will take such further action (including the execution and delivery of such further instruments and documents) as Manager may reasonably request.

        13.  Waiver. The failure of any party hereto to enforce at any time any of the provisions of the Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

        14.  Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        15.  Amendment. This Agreement may be amended by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto.

        16.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

        17.  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

        18.  Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        19.  Interpretation; Headings. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        20.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Regal Cinemas, Inc. 7132 Mike Campbell Drive Knoxville, TN 37918 Attention: Chief Financial Officer

Regal Cinemas, Inc. 7132 Mike Campbell Drive Knoxville, TN 37918 Attention: General Counsel

United Artists Theatre Circuit 9110 East Nichols Avenue, Suite 200 Englewood, CO 80112 Attention: General Counsel

and (which shall not constitute notice) to:

The Anschutz Corporation 555 17th Street, Suite 2400 Denver, CO 80202 Attention: Michael Bennet

Hogan & Hartson L.L.P. One Tabor Center Suite 1500 1200 Seventeenth Street Denver, Colorado 80202 Attention: Christopher J. Walsh

        21.  Governing Law; Venue. This Agreement shall be construed in accordance with and governed by and pursuant to the laws of the State of Tennessee, without regard to the conflicts of law principals thereof, and any action in connection herewith shall be brought by either party in the forums of the Tennessee courts.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

REGAL CINEMAS, INC.

By:

Name:

Title:

UNITED ARTISTS THEATRE CIRCUIT

By:

Name:

Title:

[Signature Page to Management Agreement]

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  Exhibit 10.3